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                                                                      EXHIBIT 11


                           FIRST COMMONWEALTH, INC.


          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE



                                                                              Earnings Per Share
                                                                      ----------------------------------
                                                                       12/31/96    12/31/95    12/31/94
                                                                      ----------  ----------  ----------
Weighted average common shares outstanding(1)                          1,054,870   1,049,396   1,031,010
Common Shares issued upon initial public offering(1)(2)                  530,000      64,778      -0-
Common Shares issued to Series B Preferred Stockholders upon
  initial public offering (1)                                          1,784,000   1,784,000   1,784,000
Common Shares issued upon acquisition (1)(3)                             106,551      -0-         -0-
Additional common share equivalents related to option grants
  within one year of initial public offering in accordance with           -0-         -0-          6,052
  SEC Staff Accounting Bulletin Number 83 (1)(4)(5)
Additional common share equivalents related to stock options assumed to be exercised in accordance with the treasury
  stock method (6)(7)(8)                                                 129,047      95,145      20,116
                                                                      ----------  ----------  ----------
Total weighted average common and equivalent shares outstanding        3,604,468   2,993,319   2,841,178
                                                                      ==========  ==========  ==========
Net Income                                                            $2,731,547  $2,003,522  $1,348,067
                                                                      ==========  ==========  ==========
Earnings per share - Primary                                          $     0.76  $     0.67  $     0.47
                                                                      ==========  ==========  ==========
Earnings per share - Fully diluted                                    $     0.76  $     0.66  $     0.47
                                                                      ==========  ==========  ==========

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NOTES
=====

(1) Amount computed for purposes of presenting fully diluted earnings per share is the same as this amount.

(2)  New shares issued in initial public offering of 530,000 shares on November
     16, 1995.

(3) New shares issued upon acquisition of Smileage Dental Services, Inc. of 231,399 shares and common share equivalents on July 18, 1996.

(4)  Computed based on initial public offering price of $15.00 per share.

(5) No stock options were granted less than or equal to one year prior to the initial public offering date.

(6)  Options with an exercise price less than the fair value of common stock during the year presented are assumed to have been exercised with the proceeds from the exercise, including tax benefits assumed to have been realized, being used to purchase treasury shares. The repurchase of treasury shares is assumed to be at
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     the average market price for purposes of computing primary earnings per share and the ending market price for purposes of computing fully diluted earnings per share.

(7) Average and ending fair market values are determined by reference to the price and date upon which stock options are granted. All such options are granted at the fair value on the date of the grant. These prices at the end of each quarter are as follows:

     Quarter Ended      1996       1995      1994
     -------------      -----      ----      ----
     March 31           $25.750    $ 1.70     $1.43
     June 30            $27.875    $ 1.70     $1.70
     September 30       $22.250    $ 1.70     $1.70
     December 31        $19.500    $26.00     $1.70

(8) The additional share equivalents related to stock options for purposes of fully diluted earnings per share are 129,047, 118,763, 29,176, at December 31, 1996, 1995 and 1994, respectively.